Exhibit 99

News Release	The Procter & Gamble Company One P&G Plaza Cincinnati, OH 45202

FOR IMMEDIATE RELEASE

PROCTER & GAMBLE 2003/04 FIRST QUARTER AND FISCAL YEAR UPDATE

P&G Guides Higher on July to September Quarter Sales and Earnings

     CINCINNATI, Sept. 4, 2003 – The Procter & Gamble Company (NYSE: PG) today stated it is raising its sales and earnings per share expectations for the September 2003 quarter behind strong volume performance. P&G also confirmed that the acquisition of Wella AG is expected to have a neutral impact on earnings per share for both the July to September quarter and fiscal year 2004. Finally, the company stated that it is comfortable with current consensus expectations for fiscal year 2004 earnings per share growth.

     For the July to September quarter, organic volume growth is expected to be in the upper-single digits versus the prior year behind broad-based growth across business units and geographies, despite a tough year-ago comparison. Organic growth excludes the estimated impacts of acquisitions and divestitures that affect the year-over-year comparisons. The volume growth is led by health care, primarily driven by very strong initial pipeline shipments for the Prilosec® OTC launch. Developing markets, particularly China, have also continued strong volume momentum in the quarter. Organic sales are expected to increase by 9% to 11%, including approximately two to three percent benefit from foreign exchange. Excluding foreign exchange, organic sales growth is expected to finish the quarter in the upper-single digit percent range.

     July to September 2003 earnings per share are expected to grow approximately 19% to 21% when compared to prior year reported earnings of $1.04 per share. Excluding the impact of $0.08 per share of restructuring program charges in the base period, quarterly earnings per share are expected to increase approximately 11% to 13% when compared to prior year core earnings of $1.12 per share. The increased earnings expectations are driven by broad-based volume and share progress plus the very strong initial orders for Prilosec OTC, which have exceeded expectations for the quarter. The earnings per share guidance includes the estimated impact of the Wella acquisition, which is expected to have a neutral impact on earnings per share for the quarter.

     Operating margin for the July to September quarter is expected to increase versus the prior year reported operating margin and be about in-line with the year-ago core operating margin. Improvements in gross margin are expected to be offset by increased investments to support base business growth and new initiatives and the incorporation of Wella that currently has lower operating margins than the P&G average.

     The company stated that the strong start to the first quarter adds confidence that it can deliver another fiscal year of double-digit earnings per share growth. Additionally, the company confirmed that the Wella acquisition is not expected to have a significant impact on earnings per share in fiscal year 2004. P&G also stated that it is comfortable with analysts’ consensus estimates for fiscal year 2004 earnings per share. The company’s expectations for volume and sales growth for fiscal year 2004 are unchanged from previous guidance.

     The company added that the Wella acquisition is expected to be accretive to earnings in the second year of the acquisition, confirming the projections made in March 2003 at the time of the acquisition announcement.

     All references to “core” financial measures contained in this news release exclude charges from the restructuring program. The restructuring program began in fiscal year 1999 and was substantially completed at the end of fiscal year 2003. A quantitative reconciliation of each of these measures to the most comparable GAAP measure can be found on the company’s web site at www.pg.com/investors. For perspective, reported operating margin for the July to September 2002 quarter was 20.2% and core operating margin was 21.6%. Core operating margin excludes restructuring charges of $151 million. The company believes investors gain additional perspective of underlying business trends and results by providing a measure of earnings excluding restructuring charges. The company has discontinued reporting core earnings as of fiscal year 2004, but will continue to compare current year projections and results versus both prior year GAAP and “core” results. Going forward, the company will continue to conduct projects consistent with the focus of ongoing productivity improvement and margin expansion. Charges associated with these future projects will be absorbed in normal operating costs.

     All statements, other than statements of historical fact included in this presentation, are forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. In addition to the risks and uncertainties noted in this presentation, there are certain factors that could cause actual results to differ materially from those anticipated by some of the statements made. These include: (1) the ability to achieve business plans, including growing existing sales and volume profitably and successfully managing and integrating key acquisitions (including Wella) and completing planned divestitures (including the potential divestiture of the company’s juice business), despite high levels of competitive activity, especially with respect to the product categories and geographical markets (including developing markets) in which the company has chosen to focus; (2) the ability to manage and maintain key customer relationships; (3) the ability to maintain key manufacturing and supply sources (including sole supplier and plant manufacturing sources); (4) the ability to successfully manage regulatory, tax and legal matters (including product liability matters), and to resolve pending matters within current estimates; (5) the ability to successfully implement, achieve and sustain cost improvement plans in manufacturing and overhead areas, including successful completion of the company’s outsourcing projects; (6) the ability to successfully manage currency (including currency issues in volatile countries), interest rate and certain commodity cost exposures; (7) the ability to manage the continued global political and/or economic uncertainty, especially in the company’s significant geographical markets, as well as any political and/or economic uncertainty due to terrorist activities; and (8) the ability to successfully manage increases in the prices of raw materials used to make the company’s products. If the company’s assumptions and estimates are incorrect or do not come to fruition, or if the company does not achieve all of these key factors, then the company’s actual results might differ materially from the forward-looking statements made herein. For additional information concerning factors that could cause actual results to materially differ from those projected herein, please refer to our most recent 10-K, 10-Q and 8-K reports.

About P&G

     Two billion times a day, P&G brands touch the lives of people around the world. The company has one of the largest and strongest portfolios of trusted, quality brands, including Pampers®, Tide®, Ariel®, Always®, Whisper®, Pantene®, Bounty®, Pringles®, Folgers®, Charmin®, Downy®, Lenor®, Iams®, Crest®, Actonel®, Olay® and Clairol Nice ‘n Easy®. The P&G community consists of nearly 98,000 employees working in almost 80 countries worldwide. Please visit www.pg.com for the latest news and in-depth information about P&G and its brands.

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P&G Media Contact:

In the US: 1-800-866-PROCTER or 1-866-776-2837

International: +1-513-945-9087

P&G Investor Relations Contact:

John P. Goodwin — (513) 983-2414

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